Exhibit 10.18

[Chief Executive Officer’s Letterhead]

January 6, 2014

Mr. Brian Deck

[Address Intentionally Omitted]

Dear Brian,

This is to confirm our offer of employment with JBT Corporation, Inc. as Vice President and Chief Financial Officer, reporting to me, with an expected start date of February 3, 2014 (the “Effective Date”). Your annual base salary will be $365,000.

You will be eligible to participate in the JBT Management Incentive Plan (MIP). Your target will be 65% of your base salary. This cash incentive bonus is based on both business performance incentives (BPI) and annual performance incentives (API). The BPI measures the Company’s actual financial performance on performance objectives established annually by the Compensation Committee of the Board and is weighted (80%). Payouts can range from 0.0 to 2.5 times target. The API measures your individual performance to objectives and is weighted (20%). Payouts can range from 0.0 to 2.0 times target provided, however, that the 2014 cash incentive shall not be less than 1.0 times target. Payments paid under the (MIP) shall be paid no later than March 15 of the calendar year following the calendar year for which the bonus is earned.

You will also be eligible to participate in the John Bean Technologies Corporation Incentive Compensation and Stock Plan (LTIP), which provides for periodic equity awards at the discretion of the Board of Directors. You will receive a restricted stock unit grant of JBT Corporation stock in the amount of $450,000 based upon the closing price on the Effective Date. These shares will vest on January 2, 2017. This award will be 25% time based and 75% performance based. The time based portion has a three-year vesting period. The performance based portion has a one-year performance period followed by an additional two years of vesting. Performance payouts can range from 0 to 200%. Financial performance objectives for the LTIP are also established annually by the Compensation Committee.

As an inducement to you joining JBT, I am also pleased to offer you a one-time restricted stock unit grant of $200,000 based upon the closing price on the Effective Date. This restricted stock unit grant is time based and will vest on January 2, 2015.

Outstanding and unvested restricted stock awards are governed by terms of the grant agreements under which they are awarded. Awards that will be granted pursuant to this letter are forfeited if you are not an employee at the time of vesting other than as a result of death or disability at which point all outstanding and unvested restricted stock awards shall vest in full. Upon the occurrence of a Change of Control (as such term is defined in the Change of Control Agreement) all outstanding and unvested restricted stock awards shall vest in full, with such vesting governed by the terms of the Change in Control Agreement.

Additionally, to the extent you are unable to collect the bonus you earned in 2013, JBT will provide you a cash award of $250,000 less any 2013 bonus payments you actually receive from your prior employer on or before March 15, 2014 (the “Make Whole Payment”). The Make Whole Payment will be paid to you within five days of March 15, 2014.

As an executive officer, in conjunction with the acceptance of this offer letter you shall enter into the JBT Corporation’s Executive Severance Agreement (the “Change in Control Agreement”) that extends benefits in the event JBT undergoes a qualified change in control action. The form of the Change of Control Agreement to be executed is attached hereto as Exhibit A. You shall also participate in the Executive Severance Pay Plan (the “Severance Plan”) as such plan in effect on the Effective Date, which includes 15 months’ salary, target bonus, compensation for costs associated with continuation of medical and dental benefits under COBRA, vacation pay, outplacement assistance, and other benefits in connection with an involuntary termination, all as set forth therein, and subject to such amendment as provided therein.

You are also eligible to participate in JBT Corporation’s comprehensive benefit package that includes two medical plan options, group insurance options, a 401K plan including a 3% company non-elective contribution and 5% match, and a deferred compensation plan. Additionally, you will be provided up to $20,000 annually to be used for financial planning and/or tax assistance. A summary of these benefits was previously sent to you to review. You will begin with four weeks of vacation.

JBT shall reimburse you for all reasonable travel and other expenses incurred in the performance of your duties on behalf of JBT in a manner consistent with the company’s policies regarding such reimbursements, as may be effect from time to time.

This offer of employment is contingent upon successfully passing a background check and drug screening test, your ability to provide proof of your right to work in the United States, and receipt of a signed JBT Corporation Confidential Information and Inventions Agreement. Nothing in this letter limits or alters the employment at-will relationship.

JBT Corporation offers a challenging environment with many opportunities for growth and development. I believe that this opportunity will enable you to meet your career goals, as well as significantly contribute to JBT’s strategy and objectives. If you have any questions concerning this offer, please call me at 312-861-5885 or Mark Montague at 312-861-5778. We are looking forward to having you join the JBT team.

Sincerely,

/s/ Thomas W. Giacomini

President and Chief Executive Officer